UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.     )*

Synageva BioPharma Corp.

(Name of Issuer)

Common Stock, $0.001 par value per share

(Title of Class of Securities)

87159A 103

(CUSIP Number)

December 31, 2011

(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G

CUSIP No. 87159A 103	Page 2 of 13

1	NAMES OF REPORTING PERSONS James L.L. Tullis
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER* 0
	6	SHARED VOTING POWER 1,582,974
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,582,974
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,582,974
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9** 7.5%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

SCHEDULE 13G

CUSIP No. 87159A 103	Page 3 of 13

1	NAMES OF REPORTING PERSONS Tullis-Dickerson Capital Focus II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER* 0
	6	SHARED VOTING POWER 382,407
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 382,407
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 382,407
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9** 1.8%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

SCHEDULE 13G

CUSIP No. 87159A 103	Page 4 of 13

1	NAMES OF REPORTING PERSONS Tullis-Dickerson Partners II, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER* 0
	6	SHARED VOTING POWER 382,407
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 382,407
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 382,407
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9** 1.8%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

SCHEDULE 13G

CUSIP No. 87159A 103	Page 5 of 13

1	NAMES OF REPORTING PERSONS TD Javelin Capital Fund II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER* 0
	6	SHARED VOTING POWER 638,358
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 638,358
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 638,358
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9** 3.0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

SCHEDULE 13G

CUSIP No. 87159A 103	Page 6 of 13

1	NAMES OF REPORTING PERSONS TD Lighthouse Capital Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER* 0
	6	SHARED VOTING POWER 562,209
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 562,209
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 562,209
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9** 2.7%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

SCHEDULE 13G

CUSIP No. 87159A 103	Page 7 of 13

1	NAMES OF REPORTING PERSONS TD II Regional Partners, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER* 0
	6	SHARED VOTING POWER 1,200,567
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,200,567
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,200,567
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9** 5.7%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

SCHEDULE 13G

CUSIP No. 87159A 103	Page 8 of 13

Item 1	(a)	Name of Issuer:

Synageva BioPharma Corp.

Item 1	(b)	Address of Issuer’s Principal Executive Offices:

128 Spring Street, Suite 520 Lexington, Massachusetts 02421

Item 2	(a)	Name of Person Filing:

James L.L. Tullis Tullis-Dickerson Capital Focus II, L.P. Tullis-Dickerson Partners II, L.L.C. TD Javelin Capital Fund II, L.P. TD Lighthouse Capital Fund, L.P. TD II Regional Partners, Inc.

Item 2	(b)	Address of Principal Business Office or, if none, Residence:

The address of the principal business office of each of the Reporting Persons is One Stamford Plaza, 263 Tresser Boulevard, Stamford, CT 06901.

Item 2	(c)	Citizenship:

James L.L. Tullis – United States

Tullis-Dickerson Capital Focus II, L.P. – Delaware

Tullis-Dickerson Partners II, L.L.C. – Delaware

TD Javelin Capital Fund II, L.P. – Delaware

TD Lighthouse Capital Fund, L.P. – Delaware

TD II Regional Partners, Inc. – Delaware

Item 2	(d)	Title of Class of Securities:

Common Stock, $0.001 par value per share

Item 2	(e)	CUSIP Number:

87159A 103

Item 3		Not applicable.

Item 4		Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

SCHEDULE 13G

CUSIP No. 87159A 103	Page 9 of 13

(a)	Amount beneficially owned:

James L.L. Tullis – 1,582,974

Tullis-Dickerson Capital Focus II, L.P. – 382,407

Tullis-Dickerson Partners II, L.L.C. – 382,407

TD Javelin Capital Fund II, L.P. – 638,358

TD Lighthouse Capital Fund, L.P. – 562,209

TD II Regional Partners, Inc. – 1,200,567

(b)	Percent of class:

James L.L. Tullis – 7.5%

Tullis-Dickerson Capital Focus II, L.P. – 1.8%

Tullis-Dickerson Partners II, L.L.C. – 1.8%

TD Javelin Capital Fund II, L.P. – 3.0%

TD Lighthouse Capital Fund, L.P. – 2.7%

TD II Regional Partners, Inc. – 5.7%

(c)	Number of shares as to which the person has:

	(i)	Sole power to vote or to direct the vote

James L.L. Tullis – 0

Tullis-Dickerson Capital Focus II, L.P. – 0

Tullis-Dickerson Partners II, L.L.C. – 0

TD Javelin Capital Fund II, L.P. – 0

TD Lighthouse Capital Fund, L.P. – 0

TD II Regional Partners, Inc. – 0

	(ii)	Shared power to vote or to direct the vote

James L.L. Tullis – 1,582,974

Tullis-Dickerson Capital Focus II, L.P. – 382,407

Tullis-Dickerson Partners II, L.L.C. – 382,407

TD Javelin Capital Fund II, L.P. – 638,358

TD Lighthouse Capital Fund, L.P. – 562,209

TD II Regional Partners, Inc. – 1,200,567

	(iii)	Sole power to dispose or to direct the disposition of

James L.L. Tullis – 0

Tullis-Dickerson Capital Focus II, L.P. – 0

Tullis-Dickerson Partners II, L.L.C. – 0

TD Javelin Capital Fund II, L.P. – 0

TD Lighthouse Capital Fund, L.P. – 0

TD II Regional Partners, Inc. – 0

	(iv)	Shared power to dispose or to direct the disposition of

SCHEDULE 13G

CUSIP No. 87159A 103	Page 10 of 13

James L.L. Tullis – 1,582,974

Tullis-Dickerson Capital Focus II, L.P. – 382,407

Tullis-Dickerson Partners II, L.L.C. – 382,407

TD Javelin Capital Fund II, L.P. – 638,358

TD Lighthouse Capital Fund, L.P. – 562,209

TD II Regional Partners, Inc. – 1,200,567

As the general partner of Tullis-Dickerson Capital Focus II, L.P., Tullis-Dickerson Partners II, L.L.C. is deemed to beneficially own 382,407 shares of the Issuer’s common stock. As the general partner of each of TD Javelin Capital Fund II, L.P. and TD Lighthouse Capital Fund, L.P., TD II Regional Partners, Inc. is deemed to beneficially own 1,200,567 shares of the Issuer’s common stock. As the sole Manager of Tullis-Dickerson Partners II, L.L.C. and the Chief Executive Officer and sole director of TD II Regional Partners, Inc., James L.L. Tullis is deemed to beneficially own 1,582,974 shares of the Issuer’s common stock.

All share numbers and ownership percentages reported herein are as of January 31, 2012, and are calculated based on 21,155,956 outstanding shares of the Issuer’s common stock as of January 10, 2012.

Item 5	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following ☐.

Item 6	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not applicable.

Item 8	Identification and Classification of Members of the Group.

The Reporting Persons are parties to a Joint Filing Agreement filed herewith as Exhibit 99.1.

Item 9	Notice of Dissolution of Group.

SCHEDULE 13G

CUSIP No. 87159A 103	Page 11 of 13

Not applicable.

Item 10	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SCHEDULE 13G

CUSIP No. 87159A 103	Page 12 of 13

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 1, 2012	JAMES L.L. TULLIS

/s/ James L. L. Tullis
Name: James L. L. Tullis

TULLIS-DICKERSON CAPITAL FOCUS II, L.P.

By: Tullis-Dickerson Partners II, L.L.C., its general partner

/s/ James L. L. Tullis
Name: James L. L. Tullis
Title: Manager

TULLIS-DICKERSON PARTNERS II, L.L.C.

/s/ James L. L. Tullis
Name: James L. L. Tullis
Title: Manager

TD LIGHTHOUSE CAPITAL FUND, L.P.

By: TD II Regional Partners, Inc., its general partner

/s/ James L. L. Tullis
Name: James L. L. Tullis
Title: Chief Executive Officer

TD JAVELIN CAPITAL FUND II, L.P.

By: TD II Regional Partners, Inc., its general partner

/s/ James L. L. Tullis
Name: James L. L. Tullis
Title: Chief Executive Officer

TD II REGIONAL PARTNERS, INC.

/s/ James L. L. Tullis
Name: James L. L. Tullis
Title: Chief Executive Officer

SCHEDULE 13G

CUSIP No. 87159A 103	Page 13 of 13

EXHIBIT INDEX

Exhibit No.

99.1	Joint Filing Agreement pursuant to Rule 13d-1(k)(1) among James L.L. Tullis, Tullis-Dickerson Capital Focus II, L.P., Tullis-Dickerson Partners II, L.L.C., TD Javelin Capital Fund II, L.P., TD Lighthouse Capital Fund, L.P. and TD II Regional Partners, Inc.